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                                                                   Exhibit 99.1


[LOGO OF MELLON]                                       News Release

               MEDIA               ANALYSTS
               -----               --------
   Contact:    Stephen K. Dishart  Donald J. MacLeod   Corporate Affairs
               (412) 234-0850      (412) 234-5601      One Mellon Bank Center
               James J. Dever      David T. Lamar      Pittsburgh, PA 15258-0001
               (412) 236-1752      (412) 234-4633

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FOR IMMEDIATE RELEASE

             MELLON BANK CORPORATION DECLARES QUARTERLY DIVIDENDS:
             -----------------------------------------------------
                       REVISES SHAREHOLDER RIGHTS PLAN:
                       --------------------------------
                    AND ADOPTS EMPLOYEE STOCK BENEFIT TRUST
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PITTSBURGH, Oct. 15, 1996--At its regular meeting, the board of directors of
Mellon Bank Corporation (NYSE:MEL) today declared a quarterly dividend of 60 cents per share on the Corporation's common stock.

     The board also declared quarterly dividends on Mellon Series I preferred stock (NYSE:MEL Pr I) at the rate of $2.40 per share per annum; Mellon Series J preferred stock (NYSE:MEL Pr J) at the rate of $2.125 per share per annum; and Mellon Series K preferred stock (NYSE:MEL Pr K) at the rate of $2.05 per share annum.

     Dividends on Mellon common stock, Series I preferred stock, Series J preferred stock and Series K preferred stock are payable on Nov. 15, 1996, to shareholders of record at the close of business on Oct. 31, 1996.

     Mellon's board also adopted a new Shareholder Protection Rights Agreement. Under the new agreement, rights would become exercisable if a person or a group acquired 15 percent or more of the Corporation's voting stock, and the exercise price for the rights is $225. In connection with the new plan, Mellon approved the redemption of rights issued under the 1989 rights agreement. The board also approved the establishment of an employee stock benefit trust which will purchase 9 million treasury shares from the Corporation to prefund obligations under Mellon's stock-related benefits plans, including its stock option and 401(k) plans. Holders of stock options will vote the shares held in the trust with each active plan participant having an equal vote.

                                    -more-
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Mellon Declares Dividend
Oct. 15, 1996
Page 2


     With balance sheet assets of more than $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.


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